Exhibit 10.2

AGREEMENT

This Agreement (“Agreement”) is made by and between MYnd Analytics, Inc. (hereinafter “MYnd” or “Company”) and George C. Carpenter, IV (hereinafter “Employee”) dated as of May 25, 2018.

Between March 1, 2015 and July 31, 2015, the Employee agreed to defer his salary in the amount of $9,250.00 per month for a total of $101,500.00. The Employee hereby agrees to receive 11,205 shares of common restricted stock under the Company’s Amended and Restated 2012 Omnibus Incentive Compensation Plan (the “2012 Plan” ); which is granted and vest immediately upon the date of this Agreement to reduce the amount owe by the Company by $25,437.50 (25% of the outstanding amount). The outstanding amount as of the date of this Agreement of deferred salary is $76,062.50.

The Parties hereby agree that this Agreement resolves any outstanding defer salary or wages, as to the 25% listed above only, that the Employee might be owed by the Company under California Labor Code, including Section 200 et seq., relating to salary, commission, compensation, benefits and other matters.

Agreed and Accepted:

Employee By:/s/ George C. Carpenter, IV George C. Carpenter, IV	MYnd Analytics, Inc. By:/s/ Don D’Ambrosio Don D’Ambrosio, CFO